Exhibit 99.1

The Home Depot Names Matt Carey EVP of Customer Experience;
Fahim Siddiqui Named EVP and Chief Information Officer

ATLANTA, April 19, 2022 – The Home Depot®, the world's largest home improvement retailer, today announced that Matt Carey has been named executive vice president (EVP) of customer experience, effective immediately. In this newly formed role, Carey will be responsible for leading the vision, design, and development of new and innovative solutions that drive a seamless experience for the millions of customers who turn to Home Depot for their home improvement projects – in stores, online, or on their mobile devices.

“In his 14 years with The Home Depot, Matt has spearheaded an enormous technology transformation across our stores, supply chain, merchandising and digital presence,” said Ted Decker, CEO and president of The Home Depot. “Now more than ever, our customers expect to shop with us how, when, and where they want – and there’s little tolerance for friction in the shopping experience. Matt has a proven track record driving customer-first technology innovation, and I look forward to his leadership as we continue to make shopping at Home Depot a truly interconnected, easy experience for our customers.”

Before joining The Home Depot, Carey served as senior vice president (SVP) and chief technology officer (CTO) at eBay, where he was responsible for product development, site operations, cybersecurity, platform engineering, data warehousing and catalog operations for eBay Marketplaces. Prior to joining eBay in 2006, he spent more than 20 years with Walmart, where he was SVP and CTO.

Fahim Siddiqui has been named EVP and chief information officer (CIO) of The Home Depot. As CIO, Siddiqui will be responsible for all aspects of the company’s technology strategy, infrastructure and software development for The Home Depot’s 2,317 retail stores, supply chain facilities, store support centers and online systems.

Siddiqui joined The Home Depot in 2018 as SVP of information technology, where he focused on the development of applications and solutions for online, marketing, merchandising, supply chain, data and analytics function. He led the buildout of several transformational capabilities, including a central platform of common services to deliver agility, consistency and efficiency across the customer experience. Prior to The Home Depot, he spent more than three decades leading software development in the retail, energy and telecom sectors, including Staples, MCI, Time Warner Telecom and Sprint.

“Fahim is a tremendous leader and a brilliant technologist who understands the power of technology to unlock a better experience for our customers and associates, and I look forward to working with him in this next phase of growth for The Home Depot,” Decker added.

ABOUT THE HOME DEPOT
The Home Depot is the world’s largest home improvement specialty retailer. At the end of fiscal year 2021, the company operated a total of 2,317 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The company employs approximately 500,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

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For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director, Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com